Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CMC Materials, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CMC Materials, Inc. and its subsidiaries (the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of (loss) income, of comprehensive (loss) income, of changes in stockholders’ equity and of cash flows for each of the three years in the period ended September 30, 2021(collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2021 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases as of October 1, 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment - Pipeline and Industrial Materials (“PIM”) and CMP Pads Reporting Units
As described in Notes 2 and 9 to the consolidated financial statements, the Company’s consolidated goodwill balance was $576.9 million at September 30, 2021, which included the PIM and CMP Pads reporting units. Goodwill is tested for impairment annually on July 1, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The goodwill impairment assessment is performed comparing the estimated fair value of the reporting units to their carrying amounts. Estimated fair values are determined using the average of a discounted cash flow model and a market approach based on earnings before interest, taxes, and depreciation for a group of guideline comparable companies. Factors requiring significant judgment include the selection of valuation approach and assumptions related to future revenue and gross margin, discount rates, and terminal growth rates.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the PIM and CMP Pads reporting units is a critical audit matter are (i) the significant judgment by management when determining the fair value of the reporting units using the discounted cash flow models; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating the significant assumptions used in management’s fair value estimate related to future revenue, gross margin, terminal growth rate and the discount rate for the PIM reporting unit, and future revenue and gross margin for the CMP Pads reporting unit; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the valuation of the Company’s PIM and CMP Pads reporting units. These procedures also included, among others, testing management’s process for determining the fair value estimate of the PIM and CMP Pads reporting units; evaluating the appropriateness of using the average of a discounted cash flow model and a market approach based upon relevant market multiples; testing the completeness and accuracy of underlying data used in the discounted cash flow models; and evaluating the significant assumptions used by management related to future revenue, gross margin, terminal growth rate and the discount rate for the PIM reporting unit, and future revenue and gross margin for the CMP Pads reporting unit. Evaluating management’s assumptions related to future revenue, gross margin, and terminal growth rate involved evaluating whether the assumptions used were reasonable considering (i) the current and past performance of the reporting units, (ii) the consistency with external market and industry data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the appropriateness of the discounted cash flow models and market approach and the reasonableness of the PIM discount rate assumption.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 12, 2021

We have served as the Company’s auditor since 1999.

CMC MATERIALS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In thousands, except per share amounts)

	Year Ended September 30,
	2021	2020
Revenue	$1,199,831	$1,116,270

Cost of sales	701,662	627,669

Gross profit	498,169	488,601

Operating expenses:
Research, development and technical	54,195	52,311
Selling, general and administrative	228,886	217,071
Impairment charges	230,392	2,314
Total operating expenses	513,473	271,696

Operating (loss) income	(15,304)	216,905

Interest expense, net	38,360	41,840

Other expense, net	(1,130)	(1,718)
(Loss) income before income taxes	(54,794)	173,347

Provision for income taxes	13,783	30,519

Net (loss) income	$(68,577)	$142,828

Basic (loss) earnings per share	$(2.35)	$4.90

Diluted (loss) earnings per share	$(2.35)	$4.83

Weighted average basic shares outstanding	29,126	29,136

Weighted average diluted shares outstanding	29,126	29,580

The accompanying notes are an integral part of these Consolidated Financial Statements.

CMC MATERIALS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Year Ended September 30,
	2021	2020
Net (loss) income	$(68,577)	$142,828

Other comprehensive income (loss):

Foreign currency translation adjustment	2,377	19,642
Income tax benefit (expense)	140	(356)
Total foreign currency translation adjustment, net of tax	2,517	19,286

Unrealized gain (loss) on cash flow hedges:
Change in fair value	7,184	(23,161)
Reclassification adjustment into earnings	14,122	9,360
Income tax (expense) benefit	(4,765)	3,090
Total unrealized gain (loss) on cash flow hedges, net of tax	16,541	(10,711)

Pension and other postretirement	(211)	891
Income tax expense	48	156
Total pension and other postretirement, net of tax	(163)	1,047

Other comprehensive income (loss), net of tax	18,895	9,622

Comprehensive (loss) income	$(49,682)	$152,450

The accompanying notes are an integral part of these Consolidated Financial Statements.

CMC MATERIALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$185,979	$257,354
Accounts receivable, less allowance for credit losses of $527 at September 30, 2021, and $583 at September 30, 2020	150,099	134,023
Inventories	173,464	159,134
Prepaid expenses and other current assets	25,439	26,558
Total current assets	534,981	577,069

Property, plant and equipment, net	354,771	362,067
Goodwill	576,902	718,647
Other intangible assets, net	625,434	670,964
Deferred income taxes	6,813	7,713
Other long-term assets	51,984	40,007
Total assets	$2,150,885	$2,376,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,748	$49,254
Current portion of long-term debt	13,313	10,650
Accrued expenses and other current liabilities	139,797	121,442
Total current liabilities	205,858	181,346

Long-term debt, net of current portion	903,031	910,764
Deferred income taxes	74,930	112,212
Other long-term liabilities	88,129	97,832
Total liabilities	1,271,948	1,302,154

Commitments and contingencies (Note 19)

Stockholders’ equity:
Common Stock Authorized: 200,000 shares, $0.001 par value; Issued: 40,221 shares at September 30, 2021 and 39,914 shares at September 30, 2020	40	40
Capital in excess of par value of common stock	1,052,869	1,019,803
Retained earnings	431,968	553,718
Accumulated other comprehensive income (loss)	4,791	(14,104)
Treasury stock at cost, 11,795 shares at September 30, 2021 and 10,834 shares at September 30, 2020	(610,731)	(485,144)
Total stockholders’ equity	878,937	1,074,313

Total liabilities and stockholders’ equity	$2,150,885	$2,376,467

The accompanying notes are an integral part of these Consolidated Financial Statements.

CMC MATERIALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended September 30,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(68,577)	$142,828
Adjustments to reconcile Net (loss) income to net cash provided by operating activities:
Impairment charges	230,392	2,314
Depreciation and amortization	132,170	127,737
Deferred income tax benefit	(41,347)	(11,267)
Share-based compensation expense	19,678	16,396
Amortization of terminated interest rate swap contract	9,287	-
Amortization of debt issuance costs	3,152	3,123
Loss (gain) on disposal of assets	1,374	(71)
Non-cash foreign exchange loss (gain)	406	(266)
Accretion and adjustment on Asset Retirement Obligations	295	599
Non-cash charge on inventory step up of acquired inventory sold	-	-
Other	(1,047)	(796)
Changes in operating assets and liabilities:
Accounts receivable	(13,429)	13,075
Inventories	(13,023)	(12,337)
Prepaid expenses and other assets	(6,576)	8,645
Accounts payable	3,586	(2,861)
Accrued expenses and other liabilities	14,272	165
Net cash provided by operating activities	270,613	287,284

Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(126,877)	-
Additions to property, plant and equipment	(42,103)	(125,839)
Proceeds from the sale of assets	2,620	1,587
Cash settlement of life insurance policy	-	-
Net cash used in investing activities	(166,360)	(124,252)

Cash flows from financing activities:
Repurchases of common stock under Share Repurchase Program	(120,027)	(35,009)
Dividends paid	(53,015)	(50,383)
Proceeds from issuance of stock	13,388	14,427
Repayment of long-term debt	(7,988)	(23,313)
Repurchases of common stock withheld for taxes	(5,560)	(3,229)
Debt issuance costs	(1,898)	-
Proceeds from issuance of long-term debt	-	-
Proceeds from revolving line of credit	-	150,000
Repayment on revolving line of credit	-	(150,000)
Other financing activities	(236)	(149)
Net cash (used in) provided by financing activities	(175,336)	(97,656)

Effect of exchange rate changes on cash	(292)	3,483
(Decrease) increase in cash and cash equivalents	(71,375)	68,859
Cash and cash equivalents at beginning of year	257,354	188,495
Cash and cash equivalents at end of year	$185,979	$257,354

Supplemental disclosure of cash flow information:
Cash paid for income taxes (net of refunds received)	$39,389	$44,535
Cash paid for interest	28,920	45,281
Purchases of property, plant and equipment in accrued liabilities and accounts payable at the end of the period	5,009	5,365
Equity consideration related to the acquisition of KMG Chemicals, Inc	-	-
Cash paid during the period for lease liabilities	8,274	7,554
Right of use asset obtained in exchange for lease liabilities	3,600	7,435

The accompanying notes are an integral part of these Consolidated Financial Statements.

CMC MATERIALS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share amounts)

	Year Ended September 30,
	2021		2020
	Shares	$	Shares	$
Common Stock
Beginning balance	39,914	$40	39,592	$40
Exercise of stock options	133	-	181	-
Restricted stock	123	-	95	-
Common stock under Employee Stock Purchase Plan	51	-	46	-
Common stock in connection with acquisition of KMG Chemicals, Inc.	-	-	-	-
Ending balance	40,221	40	39,914	40
Capital in Excess of Par
Beginning balance		1,019,803		988,980
Share-based compensation expense		19,678		16,396
Exercise of stock options		7,151		9,491
Issuance of common stock under Employee Stock Purchase Plan		6,022		4,786
Issuance of restricted stock under Deposit Share Program		215		150
Issuance of common stock in connection with acquisition of KMG Chemicals, Inc.		-		-
Ending balance		1,052,869		1,019,803
Retained Earnings
Beginning balance		553,718		461,501
Cumulative effect of accounting changes1		-		488
Net (loss) income		(68,577)		142,828
Dividends		(53,173)		(51,099)
Ending balance		431,968		553,718
Accumulated Other Comprehensive Income (Loss)
Beginning balance		(14,104)		(23,238)
Foreign currency translation adjustment		2,517		19,286
Cash flow hedges		16,541		(10,711)
Minimum pension liability adjustment		(163)		1,047
Cumulative effect of accounting changes1		-		(488)
Ending balance		4,791		(14,104)
Treasury Stock
Beginning balance	10,834	(485,144)	10,491	(446,906)
Repurchases of common stock under Share Repurchase Program	924	(120,027)	318	(35,009)
Repurchases of common stock - other	37	(5,560)	25	(3,229)
Ending balance	11,795	(610,731)	10,834	(485,144)
Total Equity		$878,937		$1,074,313
Dividends per share of common stock		$1.82		$1.74

1.Impact due to the adoption of ASU No. 2018-02 in fiscal 2020.

CMC MATERIALS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

1. BACKGROUND AND BASIS OF PRESENTATION

CMC Materials, Inc. (“CMC”, “the Company”, “us”, “we”, or “our”) is a leading global supplier of consumable materials, primarily to semiconductor manufacturers. The Company’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. On April 1, 2021 (the “ITS Acquisition Date”), the Company completed the acquisition of 100% of International Test Solutions, LLC (“ITS”) (the “ITS Acquisition”), which has expanded the Company’s portfolio of critical enabling solutions in the semiconductor manufacturing process. The Consolidated Financial Statements included in this Annual Report on Form 10-K include the financial results of ITS from the ITS Acquisition Date. Additionally, the Consolidated Financial Statements include the financial results of KMG Chemicals, Inc. (“KMG”) since the Company’s acquisition of 100% of the outstanding stock of KMG (the “KMG Acquisition”) on November 15, 2018 (the “KMG Acquisition Date”).

We operate our business within two reportable segments: Electronic Materials and Performance Materials. The Electronic Materials segment consists of our chemical mechanical planarization (“CMP”) slurries, CMP pads, electronic chemicals, and materials technologies businesses. The Performance Materials segment consists of our pipeline and industrial materials (“PIM”), wood treatment, and QED Technologies International, Inc. (“QED”) businesses.

The audited Consolidated Financial Statements have been prepared by CMC pursuant to the rules of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”).

In the Consolidated Statements of (Loss) Income of this Annual Report on Form 10-K, the presentation for Interest income has been changed for fiscal years 2020 and 2019 to conform to the current presentation. The amounts for fiscal years 2020 and 2019 related to Interest income are now presented under “Interest expense, net.” In the Consolidated Balance Sheets of this Annual Report on Form 10-K, Accrued expenses, income taxes payable and other current liabilities was renamed and is now presented as “Accrued expenses and other current liabilities.” In the Consolidated Statements of Cash Flows of this Annual Report on Form 10-K, the presentation for the Provision for credit losses and the presentation for Repurchases of common stock under Cash flows from financing activities have been changed for fiscal years 2020 and 2019 to conform to the current presentation. The amounts for fiscal years 2020 and 2019 related to the Provision for credit losses are now presented under “Other” and common shares withheld for taxes and included in Repurchases of common stock previously, are now presented separately under “Repurchases of common stock withheld for taxes.”

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of CMC Materials, Inc. and its subsidiaries. All intercompany transactions and balances between the companies have been eliminated.

USE OF ESTIMATES

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. We base our estimates on historical experience, current conditions, and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change and estimates and judgments routinely require adjustment. Actual results may differ from these estimates under different assumptions or conditions.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

We consider investments in all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. Short-term investments include securities generally having maturities of 90 days to one year.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We maintain an allowance for credit losses for estimated losses resulting from the potential inability of our customers to make required payments. Our allowance for credit losses is based on historical collection experience, adjusted for any specific known conditions or circumstances such as customer bankruptcies and increased risk due to economic conditions. Uncollectible account balances are charged against the allowance when we believe that it is probable that the receivable will not be recovered. Amounts charged to bad debt expense are recorded in Selling, general and administrative expenses.

Our allowance for credit losses changed during the fiscal year ended September 30, 2021 and 2020 as follows:

	2021	2020
Beginning Balance	$583	$2,377
Amount of charge (benefit) to expense	76	(1,122)
Deductions and adjustments	(132)	(672)
Ending Balance at September 30	$527	$583

CONCENTRATION OF CREDIT RISK

Financial instruments that subject us to concentrations of credit risk consist principally of accounts receivable. We perform ongoing credit evaluations of our customers’ financial conditions and generally do not require collateral to secure accounts receivable. Our exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within the semiconductor industry, pipeline and adjacent industries, and the global economy. We have not experienced significant losses relating to accounts receivable from individual customers or groups of customers.

Customers who represented more than 10% of consolidated revenue, all of which are in the Electronic Materials segment, are as follows:

	Year Ended September 30,
	2021	2020
Intel	13%	15%
Samsung Group	11%	11%

Of those customers who represented more than 10% of consolidated revenue, their net accounts receivable as a percentage of total net accounts receivable are as follows:

	September 30,
	2021	2020
Intel	9%	9%
Samsung Group	7%	7%

FAIR VALUES OF FINANCIAL INSTRUMENTS

The recorded amounts of cash, accounts receivable, and accounts payable approximate their fair values due to their short-term, highly liquid characteristics. Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The three-level hierarchy for disclosure is based on the extent and level of judgment used to estimate fair value. Level 1 inputs consist of valuations based on quoted market prices in active markets for identical assets or liabilities. Level 2 inputs consist of valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in an inactive market, or other observable inputs. Level 3 inputs consist of valuations based on unobservable inputs that are supported by little or no market activity.

INVENTORIES

Inventories are recorded on the first-in, first-out (FIFO) basis and are stated at the lower of cost or net realizable value. Finished goods and work in process inventories include material, labor and manufacturing overhead costs. We regularly review and write down the value of inventory as required for estimated obsolescence or lack of marketability.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is based on the following estimated useful lives of the assets using the straight-line method:

Land improvements	10-20 years
Buildings	15-30 years
Machinery and equipment	3-20 years
Furniture and fixtures	5-10 years
Vehicles	5-8 years
Information systems	3-5 years
Assets under financing leases	The shorter of the term of the lease or estimated useful life

LEASES

Effective October 1, 2019, the Company adopted the new lease accounting guidance which requires the recognition of a right of use asset and a corresponding lease liability for operating leases. The Company applies provisions of the guidance to operating leases with terms of more than twelve months for all lease classes except for real estate leases for which the guidance is applied to all leases. Additionally, the Company elected to account for non-lease components and lease components together as a single lease component for all asset classes. The Company’s lease transactions primarily consist of leases for facilities, equipment, and vehicles under operating leases. Certain of the Company’s leases have an option to extend the lease term and the renewal period is included in determining the lease term for leases where the renewal option is reasonably certain to be exercised.

The new standard was adopted in our first quarter of fiscal 2020 using the modified retrospective transition method; however, we applied the optional transition adjustment that permits us to continue applying Topic 840 within the comparative periods disclosed.

ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligations (“AROs”) include reclamation requirements as regulated by government authorities or contractual obligations for the removal or storage of hazardous materials, decontamination or demolition of above ground storage tanks, and certain restoration and decommissioning obligations related to certain of our owned and leased properties. The Company recognizes an ARO in the period in which it is incurred, if a reasonable estimate can be made. The accounting for ARO requires estimates by management about when and how the assets will be retired, the cost of retirement obligations, discount and inflation rates used in determining fair values and the methods of remediation associated with our AROs. We generally use assumptions and estimates that reflect the most likely remediation method. Our estimated liability for AROs is revised annually, and whenever events or changes in circumstances indicate that a revision to the estimate is necessary.

In subsequent periods, the Company recognizes accretion expense in Cost of sales increasing the ARO balances, such that the balance will ultimately equal the expected cash flows at the time of settlement. AROs are included in Accrued expenses and other current liabilities and Other long-term liabilities on the Consolidated Balance Sheets.

The Company has multiple production facilities with an indeterminate useful life and there is insufficient information available to estimate a range of potential settlement dates for the obligation. Therefore, the Company cannot reasonably estimate the fair value of the liability. When a reasonable estimate can be made, an asset retirement obligation will be recorded, and such amounts may be material to the Consolidated Financial Statements in the period in which they are recorded.

IMPAIRMENT OF LONG-LIVED ASSETS

We assess the recoverability of the carrying value of long-lived assets to be held and used, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For purposes of recognition and measurement of an impairment loss, long-lived assets are either individually identified or grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When a long-lived asset is considered impaired a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and indefinite-lived Intangible assets are tested for impairment annually as of July 1, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Historically, we have annually tested goodwill and indefinite-lived intangible assets for impairment as of September 30. This year, we voluntarily changed the annual impairment testing date from September 30 to July 1. We believe this measurement date, which represents a change in the method of applying an accounting principle, is preferable because it better aligns with the timing of the Company’s financial planning process which is a key component of the annual impairment tests. The change in the measurement date did not delay, accelerate or prevent an impairment charge. Each quarter, the Company evaluates impairment indicators to determine whether there is a triggering event warranting a goodwill and intangible asset impairment analysis. As such, the change in the annual test date was applied prospectively effective July 1, 2021. The Company’s reporting units are CMP slurries, CMP pads, electronic chemicals, PIM, wood treatment, and QED.

Intangible assets that have finite lives are amortized over their respective useful lives of 2 to 20 years. Intangible assets are tested for impairment if an event occurs or circumstances change that indicates the carrying value may not be recoverable.

For each reporting unit, the Company has the option to perform either the qualitative analysis (“step zero”) or a quantitative analysis (“step one”). In the event a reporting unit fails the qualitative assessment, it is required to perform the quantitative test. The goodwill impairment assessment is performed by comparing the estimated fair value of the reporting units to their carrying amounts. Estimated fair values are determined using the average of a discounted cash flows model and a market approach based on earnings before interest, taxes, and depreciation for a group of guideline comparable companies. Factors requiring significant judgment include the selection of valuation approach and assumptions related to future revenue and gross margin, discount rates, and terminal growth rates. If the fair value of the reporting unit is less than its carrying value, the reporting unit will recognize an impairment for the lesser of either the amount by which the reporting unit’s carrying amount exceeds the fair value of the reporting unit or the reporting unit’s goodwill carrying value. We used a step zero qualitative analysis for the CMP slurries and QED reporting units. All other reporting units were assessed for goodwill impairment using a step one approach.

The Flowchem LLC (“Flowchem”) trade name, an indefinite-lived intangible asset that is part of the PIM reporting unit, was assessed for impairment using a relief from royalty approach. Factors requiring significant judgment include projected revenue, royalty rates, terminal growth rates, and discount rates.

The Company provides disclosure of the potential risk of impairment when a reporting unit’s fair value exceeds its carrying value by less than ten percent.

REVENUE RECOGNITION

Performance Obligations and Material Rights

The Company recognizes revenue using the five-step process of 1) identifying the contract, 2) identifying the performance obligation within the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations, and 5) recognizing the revenue as the performance obligations are satisfied through the transfer of control. A majority of the Company’s contracts have a single performance obligation which represents, in most cases, the products, equipment or services being sold to the customer. Some contracts include delivery of free product that we have concluded represents a material right.

Contracts vary in length and payment terms vary depending on the products or services offered, however, the period of time between invoicing and when payment is due is typically not significant. As a result, we do not have significant financing components. Transaction price is determined upon establishment of the contract that contains the final terms of the sale, including the description, quantity, and price of goods or services purchased. Contracts with prospective tiered price discounts require judgment in determining the transaction price. For sales contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation identified in the contract based on relative standalone selling prices or estimates of such prices. When we invoice for products shipped under contracts with multiple performance obligations, we defer a portion of the revenue associated with the material rights on the balance sheet as a contract liability.

The Company recognizes revenue related to product sales at a point in time following the transfer of control of such products to the customer, which generally occurs upon shipment, or delivery depending on the terms of the underlying contracts. Revenue is recognized on consignment sales when control transfers to the customer, generally at the point of customer usage of the product. For services provided to customers in the pipeline and adjacent industries, including preventive maintenance, repair, and specialized isolation sealing on pipelines and training, revenue is recorded at a point in time when the services are completed as this is when right to payment and customer acceptance occurs.

Costs to Obtain and Fulfill a Contract

For certain contracts within the Performance Materials segment, commissions are paid to sales agents based upon a percentage of end-customer invoice value after funds are received by the Company from its customers. As a practical expedient, the Company does not capitalize commissions as the associated contracts are generally one year or less in duration. For shipping and handling activities performed after a customer obtains control of the goods, the Company has elected to account for these costs as activities to fulfill the promise to transfer the goods and included in Cost of sales.

RESEARCH, DEVELOPMENT AND TECHNICAL

Research, development and technical costs are expensed as incurred and consist primarily of staffing costs, materials and supplies, depreciation, utilities and other facilities costs.

LEGAL COSTS

Legal costs are expensed as incurred.

INCOME TAXES

Current income taxes are determined based on estimated taxes payable or refundable on tax returns for the current year. Deferred income taxes are determined using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. Provisions are made for both U.S. and any foreign deferred income tax liability or benefit. We assess whether or not our deferred tax assets will ultimately be realized and record an estimated valuation allowance on those deferred tax assets that may not be realized. The accounting guidance regarding uncertainty in income taxes prescribes a threshold for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax item. Under these standards, we may recognize the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained by the taxing authorities, based on the technical merits of the position.

The Company recognizes interest and penalties related to unrecognized tax benefits within the Provision for income taxes. Accrued interest and penalties are included in Accrued expenses and other current liabilities and Other long-term liabilities on the Consolidated Balance Sheets.

DERIVATIVES AND HEDGING

The Company is exposed to various market risks, including risks associated with interest rates and foreign currency exchange rates. We enter into certain derivative transactions to mitigate the volatility associated with these exposures. We have policies in place that define acceptable instrument types we may enter into and we have established controls to limit our market risk exposure. We do not use derivative financial instruments for trading or speculative purposes. In addition, all derivatives, whether designated in hedging relationships or not, are recorded on the Consolidated Balance Sheets at fair value on a gross basis.

Interest Rate Swaps

The fair value of the interest rate swap is estimated using standard valuation models using market-based observable inputs over the contractual term, including one-month London Inter-bank Offered Rate (“LIBOR”) based yield curves, among others. We consider the risk of nonperformance, including counterparty credit risk, in the calculation of the fair value. We have designated these swap agreements as cash flow hedges. As cash flow hedges, unrealized gains are recognized as assets and unrealized losses are recognized as liabilities. Unrealized gains and losses are designated as effective or ineffective based on a comparison of the changes in fair value of the interest rate swaps and changes in fair value of the underlying exposures being hedged. The effective portion is recorded as a component of accumulated other comprehensive income (loss), while the ineffective portion is recorded as a component of Interest expense. Changes in the method by which we pay interest from one-month LIBOR to another rate of interest could create ineffectiveness in the swaps, and result in amounts being reclassified from other comprehensive (loss) income into Net (loss) income. Hedge effectiveness is tested quarterly to determine if hedge treatment is appropriate. Realized gains and losses are recorded on the same financial statement line as the hedged item, which is Interest expense.

Foreign Currency Contracts Not Designated as Hedges

On a regular basis, we enter into forward foreign exchange contracts in an effort to mitigate the risks associated with currency fluctuations on certain foreign currency balance sheet exposures. These foreign exchange contracts do not qualify for hedge accounting; therefore, the gains and losses resulting from the impact of currency exchange rate movements on our forward foreign exchange contracts are recognized as Other expense, net in the accompanying Consolidated Statements of (Loss) Income in the period in which the exchange rates change.

SHARE-BASED COMPENSATION

The Company’s long-term equity incentive plan authorizes the Compensation Committee of the Board of Directors to provide equity-based compensation in various form, including stock options, restricted stock, restricted stock units (“RSUs”), and performance share units (“PSUs”), for the purpose of providing our employees, officers, and non-employee directors incentives, some of which are performance-based. We also have an employee stock purchase plan (“ESPP”). All awards under share-based payment plans are accounted for at fair value at the date of grant. We recognize expense on share-based awards to employees expected to vest over the service period, which is the shorter of the period until the employees’ retirement eligibility dates or the service period of the award.

EARNINGS PER SHARE

Basic (loss) earnings per share (“EPS”) is calculated by dividing Net (loss) income available to common stockholders by the weighted-average number of common shares outstanding during the period, excluding the effects of unvested restricted stock awards with a right to receive non-forfeitable dividends, which are considered participating securities and are included in the calculation using the two-class method. Diluted EPS is calculated in a similar manner, but the weighted-average number of common shares outstanding during the period is increased to include the weighted-average dilutive effect of “in-the-money” stock options and unvested restricted stock shares using the treasury stock method.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326) and subsequent amendments, requires financial assets measured at amortized cost to be presented at the net amount expected to be collected using an allowance account and provides that credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. The Company adopted these standards effective October 1, 2020 using the modified retrospective approach, which did not impact our results of operations or financial condition. Upon adoption, no adjustment was made to retained earnings or the Allowance for credit losses at October 1, 2020.

ASU No. 2018-13 “Fair Value Measurement” (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement provides specific guidance on various disclosure requirements in Topic 820, including removal, modification and addition to current disclosure requirements. The Company adopted this standard effective October 1, 2020, which did not have a material impact on our financial statement disclosures.

ASU No. 2018-15 “Intangibles-Goodwill and Other-Internal-Use Software” (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, requires a customer in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset or expense related to the service contract. The Company adopted this standard effective October 1, 2020, which did not have a material impact on our results of operations or financial condition.

Accounting Pronouncements Issued But Not Yet Adopted

ASU No. 2019-12 “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes was issued to simplify Topic 740 through improving consistency and removing certain exceptions to general principles. ASU 2019-12 will be effective for us beginning October 1, 2021. The adoption of this standard does not have a material impact on our financial statements.

ASU No. 2020-04 “Reference Rate Reform” (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by the reference rate reform, if certain criteria are met. The provisions of this standard are available for election through December 31, 2022. We are currently evaluating the impact of the reference rate reform on our contracts and the resulting impact of adopting this standard on our financial statements.

3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company disaggregates revenue by product area and segment as it best depicts the nature and amount of the Company’s revenue. See Note 21 of this Annual Report on Form 10-K for more information.

The following table provides information about contract liability balances:

		September 30,
	Consolidated Balance Sheet Location	2021	2020
Contract liabilities (current)	Accrued expenses and other current liabilities	$8,883	$8,501
Contract liabilities (noncurrent)	Other long-term liabilities	1,788	1,288

The amount of revenue recognized during the year ended September 30, 2021 and 2020 that was included in the opening current contract liability balances in our Performance Materials segment was $5,429 and $3,576, respectively. The amount of revenue recognized during the year ended September 30, 2021 and 2020 that was included in our opening contract liability balances in our Electronic Materials segment was not material.

The table below discloses (1) the aggregate amount of the transaction price allocated to performance obligations that are partially or wholly unsatisfied as of the end of the reporting period for contracts with an original duration of greater than one year and (2) when the Company expects to recognize this revenue.

	Less Than 1 Year	1-3 Years	3-5 Years	Total
Revenue expected to be recognized on contract liability amounts as of September 30, 2021	$1,009	$1,057	$731	$2,797

4. BUSINESS COMBINATION

The Company completed the ITS Acquisition on the ITS Acquisition Date for a purchase consideration of $129,071, inclusive of working capital adjustments, or $126,877 net of cash acquired, which it funded entirely from cash on hand. ITS designs and produces high-performance consumables used to optimize critical semiconductor testing processes, thus expanding CMC’s product offerings. ITS is included in the material technologies business within our Electronic Materials business segment. The ITS Acquisition was accounted for using the acquisition method of accounting, and ITS’s results of operations are included in our Consolidated Statements of (Loss) Income and Consolidated Statements of Comprehensive (Loss) Income from the ITS Acquisition Date. The ITS Acquisition would not have materially affected the Company’s results of operations or financial position for any periods presented. In fiscal 2021, acquisition and integration-related expenses for the ITS Acquisition were not material.

The Company allocated $81,960 and $37,200 of the purchase price to goodwill and intangible assets, respectively. The goodwill is primarily attributable to anticipated revenue growth from the combined company product portfolio and is expected to be deductible for income tax purposes.

The following table sets forth the components of identifiable intangible assets acquired in the ITS Acquisition:

	Fair Value	Estimated Useful Life (years)	Amortization Method
Technology and know-how	$25,400	10	Straight-line
Customer relationships	8,100	20	Accelerated
Trade name	3,700	10	Straight-line
Total intangible assets	$37,200

The intangible assets subject to amortization have a weighted average useful life of 12.2 years.

The fair value of acquired identifiable intangible assets was determined using Level 3 inputs for the “income approach” on an individual asset basis. The key assumptions used in the calculation of the discounted cash flows include projected revenue, operating expenses, and obsolescence rate. The valuations and the underlying assumptions have been deemed reasonable by the Company’s management. There are inherent uncertainties and management judgment required in these determinations.

The purchase price allocation for the ITS Acquisition was finalized during the fourth quarter of fiscal 2021.

The Company completed the KMG Acquisition on the KMG Acquisition Date, and KMG’s results of operations have been included in our Consolidated Statements of (Loss) Income and Consolidated Statements of Comprehensive (Loss) Income from that date.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to record certain assets and liabilities at fair value. The valuation methods used for determining the fair value of these financial instruments by hierarchy are as follows:

Level 1

Cash and cash equivalents consist of various bank accounts used to support our operations and investments in institutional money-market funds that are traded in active markets.

Other long-term investments represent the fair value of investments under our supplemental employee retirement plan (“SERP”). The fair value of the investments is determined through quoted market prices within actively traded markets.

Level 2	Derivative financial instruments include foreign exchange contracts and an interest rate swap contract. The fair value of our derivative instruments is estimated using standard valuation models and market-based observable inputs over the contractual term, including one-month LIBOR based yield curves for the interest rate swap, and forward rates and/or the Overnight Index Swap curve for forward foreign exchange contracts, among others.
Level 3	No Level 3 financial instruments

The following table presents financial instruments, other than debt, that we measured at fair value on a recurring basis. See Note 13 of this Annual Report on Form 10-K for a discussion of our debt. In instances where the inputs used to measure the fair value of an asset fall into more than one level of the hierarchy, we have classified them based on the lowest level input that is significant to the determination of the fair value.

	Level 1		Level 2		Level 3		Total Fair Value
	September 30,		September 30,		September 30,		September 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Assets:
Cash and cash equivalents	$185,979	$257,354	$-	$-	$-	$-	$185,979	$257,354
Other long-term investments	1,439	1,214	-	-	-	-	1,439	1,214
Derivative financial instruments	-	-	12,335	27	-	-	12,335	27
Total assets	$187,418	$258,568	$12,335	$27	$-	$-	$199,753	$258,595

Liabilities:
Derivative financial instruments	$-	$-	$3,383	$38,157	$-	$-	$3,383	$38,157
Total liabilities	$-	$-	$3,383	$38,157	$-	$-	$3,383	$38,157

6. INVENTORIES

Inventories consisted of the following:

	September 30,
	2021	2020
Raw materials	$67,969	$66,591
Work in process	17,358	15,148
Finished goods	88,137	77,395
Total	$173,464	$159,134

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	September 30,
	2021	2020
Land and land improvements	$37,421	$36,775
Buildings	195,252	166,907
Machinery and equipment	352,014	280,432
Vehicles	20,075	18,719
Furniture and fixtures	10,045	9,865
Information systems	66,723	56,573
Finance leases	2,442	2,514
Construction in progress	43,542	123,441
Total property, plant and equipment	727,514	695,226
Less: accumulated depreciation	(372,743)	(333,159)
Net property, plant and equipment	$354,771	$362,067

Depreciation expense was $48,210, $39,929 and $37,584 for the years ended September 30, 2021, 2020 and 2019, respectively.

8. ASSET RETIREMENT OBLIGATIONS

The following table provides a roll-forward of the AROs reflected in the Company’s Consolidated Balance Sheets:

	2021	2020
Beginning Balance	$11,759	$12,675
Purchase accounting in connection with the KMG Acquisition	-	(860)
Liabilities Settled	(21)	-
Accretion of discount	585	599
Estimate revision	(290)	(655)
Ending Balance at September 30	$12,033	$11,759

9. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill activity for each of the Company’s reportable segments for the years ended September 30, 2021 and 2020 is as follows:

	Electronic Materials	Performance Materials	Total
Balance at September 30, 20191	$352,797	$357,274	$710,071
Foreign currency translation impact	7,628	(257)	7,371
Other	-	1,205	1,205
Balance at September 30, 20201	360,425	358,222	718,647
Foreign currency translation impact	1,848	1,573	3,421
Additions due to acquisitions (See Note 4)	81,960	-	81,960
Impairment	-	(227,126)	(227,126)
Balance at September 30, 2021	$444,233	$132,669	$576,902

1.There are no accumulated impairment amounts at September 30, 2020 or 2019.

During fiscal 2021, the Company recorded impairment charges related to the PIM and wood treatment reporting units within the Performance Materials segment. As a result of lower than anticipated recovery from a drop in demand for our PIM products due to the ongoing impact of the COVID-19 pandemic (“Pandemic”), combined with a near-to-mid term increase in raw material cost for the PIM business, we determined that it was more likely than not that the fair value of the PIM reporting unit was below its carrying value, requiring the PIM reporting unit to be tested for impairment at March 31, 2021. Based on the results of the interim impairment test, the Company concluded that the carrying value of the PIM reporting unit exceeded the estimated fair value, and recognized a non-cash, pre-tax goodwill impairment charge of $201,550. The goodwill impairment charge is included in the Performance Materials segment and presented within Impairment charges, and the related tax benefit of $23,539 is included in the Provision for income taxes in the Consolidated Statements of (Loss) Income for the year ended September 30, 2021.

In connection with our annual impairment assessment, the estimated fair value of the PIM reporting unit was determined to exceed the carrying value by approximately 5% as of July 1, 2021 and no additional impairment was recognized. The most significant estimates and assumptions inherent in the discounted cash flows model are the forecasted revenue growth rate, forecasted gross margin, the discount rate and the terminal growth rate. These assumptions are classified as level 3 inputs. The Company’s projections for revenue and gross margin are based on the Company’s multiyear forecast, which reflects a recovery from the Pandemic during the forecast period and normalization of raw material costs. The discount rate was based on an estimated weighted average cost of capital (“WACC”) for the PIM reporting unit. The components of WACC are the cost of equity and the cost of debt, each of which requires judgment by management to estimate. The company developed its cost of equity estimate based on perceived risks and predictability of future cash flows.

The remaining carrying value of the PIM reporting unit as of September 30, 2021 of $566,300 includes $118,235 of goodwill and $46,000 of indefinite lived intangible assets.

Additionally, the Company recorded non-cash, pre-tax goodwill impairment charge of $25,576 for the year ended September 30, 2021, related to the wood treatment asset group and reporting unit due to the previously announced planned closure of the facilities. See Note 10 of this Annual Report on Form 10-K for discussion of the wood treatment impairment.

The components of other intangible assets are as follows:

	September 30, 2021			September 30, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets subject to amortization:
Customer relationships, trade names, and distribution rights	$701,849	$207,606	$494,243	$690,716	$140,037	$550,679
Product technology, trade secrets and know-how	147,270	63,249	84,021	122,135	49,228	72,907
Acquired patents and licenses	8,748	8,748	-	8,921	8,713	208
Total other intangible assets subject to amortization	857,867	279,603	578,264	821,772	197,978	623,794

Other intangible assets not subject to amortization:
Other indefinite-lived intangibles[1]	47,170	-	47,170	47,170	-	47,170
Total other intangible assets not subject to amortization	47,170	-	47,170	47,170	-	47,170

Total other intangible assets	$905,037	$279,603	$625,434	$868,942	$197,978	$670,964

1.Other indefinite-lived intangibles not subject to amortization primarily consist of trade names.

	Gross Carrying Amount
	Balance at September 30, 2020	Additions[1]	Impairment[2]	FX and Other	Balance at September 30, 2021	Accumulated Amortization	Net at September 30, 2021
Other intangible assets subject to amortization:
Customer relationships, trade names, and distribution rights	$690,716	$11,800	$(2,419)	$1,752	$701,849	$207,606	$494,243
Product technology, trade secrets and know-how	122,135	25,400	(583)	318	147,270	63,249	84,021
Acquired patents and licenses	8,921	-	(173)	-	8,748	8,748	-
Total other intangible assets subject to amortization	821,772	37,200	(3,175)	2,070	857,867	279,603	578,264

Other intangible assets not subject to amortization:
Other indefinite-lived intangibles	47,170	-	-	-	47,170	-	47,170
Total other intangible assets not subject to amortization	47,170	-	-	-	47,170	-	47,170
Total other intangible assets	$868,942	$37,200	$(3,175)	$2,070	$905,037	$279,603	$625,434

1.Refer to Note 4 of this Annual Report on Form 10-K for additional information regarding the ITS acquisition.

2.Refer to Note 10 of this Annual Report on Form 10-K for additional information regarding the wood treatment impairment.

Amortization expense was $81,083, $85,557 and $59,931 for fiscal 2021, 2020 and 2019, respectively. Estimated future amortization expense of intangible assets as of September 30, 2021 for the five succeeding fiscal years is as follows:

Fiscal Year	Estimated Amortization Expense
2022	$78,566
2023	66,716
2024	59,440
2025	54,251
2026	49,568

We continue to actively monitor the industries in which we operate and our businesses’ performance for indicators of potential impairment. If current global macroeconomic conditions related to the Pandemic persist and continue to adversely impact our Company, we may have future additional impairments of goodwill or other intangible assets. Potential future impairments could be material to the Company’s Consolidated Balance Sheets and to the Consolidated Statements of (Loss) Income, but we do not expect them to affect the Company’s reported Net cash provided by operating activities.

10. IMPAIRMENT - WOOD TREATMENT

IMPAIRMENT OF LONG-LIVED ASSETS

As a result of the previously announced planned facilities closures due to the strategic decision to exit the wood treatment business, the Company previously adjusted the remaining assets’ useful lives such that they do not extend beyond the expected closure dates of the facilities. The Company tested the recoverability of its long-lived assets and determined the carrying amount of the assets exceeded the sum of the expected undiscounted future cash flows, and as a result, we compared the fair value of the wood treatment asset group, which was determined based on a discounted cash flow model, to its carrying value. As a result, the Company recorded non-cash, pre-tax impairment charges of $3,266, $2,314 and $67,372 for the years ended September 30, 2021, 2020 and 2019, respectively. There was no remaining carrying value of definite-lived intangible assets or Property, plant and equipment as of September 30, 2021.

Key assumptions in testing the assets for recoverability and development of the fair value of the asset group included projected future revenue and gross margin. As the inputs for testing recoverability, including estimates of future revenue and gross margin, are not generally observable in active markets, the Company considers such measurements to be Level 3 measurements in the fair value hierarchy. The duration of the future revenue and gross margin estimates are limited to the period through the closure dates.

IMPAIRMENT OF GOODWILL

The fair value of the wood treatment reporting unit, which was determined based on a discounted cash flow model, did not exceed the carrying value of the reporting unit. Key assumptions in our goodwill impairment test included projected future revenue and gross margin. As a result, the Company recorded a non-cash, pre-tax impairment charge of $25,576 for the year ended September 30, 2021.

As the Company approaches the closure dates of the facilities and there are finite estimated future cash flows, the carrying value of the wood treatment reporting unit will not be recoverable, resulting in future impairments of goodwill. The remaining carrying value of the wood treatment reporting unit as of September 30, 2021 includes $9.4 million of goodwill, which will be periodically impaired through the closure dates, resulting in no fair value ascribed to the wood treatment business by the dates of closure. The amount of the periodic impairments will vary depending on the timing of the remaining future cash flows of the business and carrying value of the reporting unit at each reporting period.

PRESENTATION OF IMPAIRMENT CHARGES

The impairment charges for wood treatment, included in the Performance Materials segment and presented within Impairment charges in the Consolidated Statements of (Loss) Income, are as follows:

	Year Ended September 30,
	2021	2020	2019
Long-lived asset impairment charges:
Property, plant, and equipment, net	$91	$450	$4,063
Other intangible assets, net	3,175	1,864	63,309
Total wood treatment long-lived asset impairment charges	3,266	2,314	67,372

Goodwill	25,576	-	-
Total wood treatment impairment charges	$28,842	$2,314	$67,372

The Company recognized a tax benefit of $606, $608 and $17,072, for the years ended September 30, 2021, 2020 and 2019, respectively, in Provision for income taxes in the Consolidated Statements of (Loss) Income related to long-lived asset impairments. The impairment charges related to goodwill are not tax deductible, therefore there is no related tax benefit for a portion of the impairment recorded for the year ended September 30, 2021.

11. OTHER LONG-TERM ASSETS

	September 30,
	2021	2020
Right of use assets	$29,302	$30,999
Interest rate swap (See Note 15)	12,335	-
Prepaid unamortized debt issuance cost - revolver	2,201	537
SERP investments	1,439	1,214
Vendor contract assets	1,329	2,889
Other long-term assets	5,378	4,368
Total	$51,984	$40,007

12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	September 30,
	2021	2020
Accrued compensation	$47,360	$46,465
Income taxes payable	16,836	16,216
Dividends payable	13,827	13,669
ARO (current)	11,933	-
Contract liabilities (current)	8,883	8,501
Current portion of operating lease liability	7,646	6,513
Taxes, other than income taxes	6,620	5,044
Current portion of terminated swap liability (See Note 15)	5,855	-
Goods and services received, not yet invoiced	3,866	3,957
Interest rate swap liability	2,995	11,992
Accrued interest	1,846	29
Other	12,130	9,056
Total	$139,797	$121,442

13. DEBT

Total debt consisted of the following:

	September 30,
	2021	2020
Senior Secured Term Loan Facility, one-month LIBOR plus 2.00%	$928,375	$936,363
Less: Unamortized debt issuance costs	(12,031)	(14,949)
Total debt	916,344	921,414
Less: Current maturities and short-term debt	(13,313)	(10,650)
Total long-term debt excluding current maturities	$903,031	$910,764

TERM LOAN FACILITY

In connection with the KMG Acquisition, the Company entered into a credit agreement (“Credit Agreement”), which includes the Senior Secured Term Loan Facility (“Term Loan Facility”) in an aggregate principal amount of $1,065.0 million. During the first quarter of fiscal 2020, the Company amended the Credit Agreement (“Amended Credit Agreement”) to reduce the interest rate on the Term Loan Facility. Borrowings under the Term Loan Facility bear interest at a rate per annum equal to, at the Company’s option, either (a) a LIBOR, subject to a 0.00% floor, or (b) a base rate, in each case, plus an applicable margin of, in the case of borrowings under the Term Loan Facility, 2.00% for LIBOR loans and 1.00% for base rate loans. The borrowings are guaranteed by each of the Company’s wholly-owned domestic subsidiaries and are secured by substantially all assets of the Company and of each subsidiary guarantor, in each case subject to certain exceptions.

The Term Loan Facility matures on November 15, 2025, and amortizes in equal quarterly installments of 0.25% of the initial principal amount. In addition, the Company is required to prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with up to 50% of the Company’s annual excess cash flow, as defined under the Amended Credit Agreement, and 100% of the net cash proceeds of certain recovery events and non-ordinary course asset sales. We did not make any prepayments during the fiscal year ended September 30, 2021 and made total prepayments of $10.0 million during the fiscal year ended September 30, 2020.

At September 30, 2021, the fair value of the Term Loan Facility, using level 2 inputs, approximated its carrying value of $928,375 as the loan bears a floating market rate of interest.

During the first quarter of fiscal 2021, the Company entered into a new interest rate swap agreement to extend the duration of its existing floating-to-fixed interest rate swap agreement and to take advantage of lower interest rates. See Note 15 of this Annual Report on Form 10-K for additional information.

The Amended Credit Agreement contains certain affirmative and negative covenants that limit the ability of the Company, among other things and subject to certain significant exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, asset sales and acquisitions, pay dividends and make other restricted payments and enter into transactions with affiliates. We believe we are in compliance with these covenants.

The Amended Credit Agreement contains certain events of default, including relating to a change of control. If an event of default occurs, the lenders under the Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the Credit Facilities.

As of September 30, 2021, scheduled principal repayments of the Term Loan Facility were:

Fiscal Year	Principal Repayments
2022	$13,313
2023	10,650
2024	10,650
2025	10,650
2026	883,112
$928,375

REVOLVING CREDIT FACILITY

During the fourth quarter of fiscal 2021, the Company amended the Amended Credit Agreement to increase the aggregate amount of the revolving credit facility from $200.0 million to $350.0 million, inclusive of a letter of credit sub-facility of up to $50.0 million, and to extend the maturity to July 2026 (“Revolving Credit Facility”). Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to a base rate in each case, plus an applicable margin of 1.50% for LIBOR loans and 0.50% for base rate loans. The applicable margin for borrowings under the Revolving Credit Facility varies depending on the Company’s first lien secured net leverage ratio.

There were no amounts outstanding under the Revolving Credit Facility as of September 30, 2021 or 2020.

14. LEASES

We lease certain warehouse facilities, office space, machinery, vehicles, and equipment under cancellable and noncancellable leases, most of which expire in five years and may be renewed at our option.

The components of lease expense are as follows:

	Year Ended September 30,
Lease Components	2021	2020
Operating lease cost	$8,329	$7,871
Variable and short-term costs	1,324	1,637
Total lease cost	$9,653	$9,508

Lease expense for the year ended September 30, 2019 totaled $7,975.

55

INDEX

Supplemental balance sheet information related to leases is as follows:

		September 30,
Lease Components	Consolidated Balance Sheet Location	2021	2020
Lease right-of-use assets	Other long-term assets	$29,302	$30,999

Lease liabilities - current	Accrued expenses and other current liabilities	$7,646	$6,513
Lease liabilities - non-current	Other long-term liabilities	23,089	25,967
Total lease liabilities		$30,735	$32,480

Weighted-average remaining lease term (in years)		6 years	7 years
Weighted-average discount rate		2.55%	3.06%

Future maturities of operating lease liabilities for the years ended September 30 are as follows:

Fiscal Year	Amount
2022	$8,031
2023	6,791
2024	4,816
2025	3,706
2026	3,205
2026 and future years	6,132
Total future lease payments	32,681
Less: Imputed interest	1,946
Operating lease liability	30,735

15. DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to various market risks, including risks associated with interest rates and foreign currency exchange rates. We enter into certain derivative transactions to mitigate the volatility associated with these exposures.

CASH FLOW HEDGES - INTEREST RATE SWAP CONTRACT

During the first quarter of fiscal 2021, the Company entered into a new interest rate swap agreement to extend the duration of its existing swap arrangement and to take advantage of lower interest rates. The existing interest rate swap, which was in a loss position of $35.3 million, was terminated, and the hedging relationship was de-designated. The liability for the terminated interest rate swap is not measured at fair value and will be paid over the remaining term of the new swap. The loss amount for the terminated swap is included in Accumulated other comprehensive income (loss) and will be amortized on a straight-lined basis into interest expense through January 31, 2024, the remaining term of the original swap.

The new interest rate swap is a floating-to-fixed interest rate swap contract to hedge the variability in LIBOR-based interest payments on a portion of our outstanding variable rate debt. The notional amount is scheduled to decrease quarterly and will expire on January 29, 2027. The new interest rate swap was designated as a cash flow hedge based on certain quantitative and qualitative assessments and we have determined that the hedge is highly effective and qualifies for hedge accounting.

FOREIGN CURRENCY CONTRACTS NOT DESIGNATED AS HEDGES

We enter into forward foreign exchange contracts in an effort to mitigate the risks associated with currency fluctuations on certain foreign currency balance sheet exposures. These foreign exchange contracts do not qualify for hedge accounting.

The notional amounts of our derivative instruments are as follows:

	September 30,
	2021	2020
Derivatives designated as hedging instruments
Interest rate swap contract - new agreement	$555,210	$-
Interest rate swap contract - terminated agreement	-	571,000

Derivatives not designated as hedging instruments
Foreign exchange contracts to purchase U.S. dollars	$4,225	$8,054
Foreign exchange contracts to sell U.S. dollars	23,235	25,105

The fair values of our derivative instruments included in the Consolidated Balance Sheets are as follows:

		Derivative Assets		Derivative Liabilities
		September 30,		September 30,
	Consolidated Balance Sheets Location	2021	2020	2021	2020
Derivatives designated as hedging instruments
Interest rate swap contract	Other long-term assets	$12,335	$-	$-	$-
	Accrued expenses and other current liabilities	-	-	2,995	11,992
	Other long-term liabilities	-	-	-	26,000
Derivatives not designated as hedging instruments
Foreign exchange contracts	Prepaid expenses and other current assets	$-	$27	$-	$-
	Accrued expenses and other current liabilities	-	-	388	165

The following table summarizes the effects of our derivative instrument on our Consolidated Statements of (Loss) Income:

		(Loss) Gain Recognized in Consolidated Statements of (Loss) Income
		Year Ended September 30,
	Consolidated Statements of (Loss) Income Location	2021	2020
Derivatives designated as hedging instruments
Interest rate swap contract	Interest expense, net	$(4,835)	$(9,360)
Terminated interest rate swap contract	Interest expense, net	(9,287)	-
Derivatives not designated as hedging instruments
Foreign exchange contracts	Other expense, net	$(794)	$(222)

The following table summarizes the effects of our derivative instrument on Accumulated other comprehensive income (loss):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss)
	Year Ended September 30,
	2021	2020
Derivatives designated as hedging instruments
Interest rate swap contract	$7,184	$(23,161)

We expect approximately $14,139 to be reclassified from Accumulated other comprehensive income (loss) into Interest expense, net during the next twelve months related to our existing and terminated interest rate swaps based on projected rates of the LIBOR forward curve as of September 30, 2021.

16. SHARE-BASED COMPENSATION PLANS

We grant share-based compensation to eligible participants under our 2021 Omnibus Incentive Plan (the “OIP”), which was approved by our stockholders and became effective for awards as of March 3, 2021, and prior to that under our 2012 Omnibus Incentive Plan, as amended effective March 7, 2017 (the “Prior Plan”). The OIP provides for grants of equity awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance-based awards, other stock-based awards such as substitute awards in connection with an acquisition, and cash incentive awards. The OIP authorizes up to 2,127 shares of stock to be granted thereunder. In addition, up to 1,072 shares that become available from awards under the Prior Plan because of events such as forfeitures, cancellations or expirations will also be available for issuance under the OIP. Shares issued under our share-based compensation plans are issued from new shares rather than from treasury shares.

STOCK OPTIONS

Non-qualified stock options issued under the OIP are generally time-based and provide for a ten-year term, with options generally vesting equally over a four-year period.

The fair value of our stock options granted during fiscal 2021, as shown below, was estimated using the Black-Scholes model with the following weighted-average assumptions:

	Year Ended September 30,
	2021	2020
Weighted-average grant date fair value	$51.92	$39.68
Expected term (in years)	6.74	6.96
Expected volatility	40%	32%
Risk-free rate of return	0.7%	1.6%
Dividend yield	1.2%	1.3%

A summary of stock option activity is as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at September 30, 2020	807	$75.87
Granted	113	147.67
Exercised	(132)	54.34
Forfeited or canceled	(9)	107.33
Outstanding at September 30, 2021	779	89.61	6.0	$29,654

Exercisable at September 30, 2021	510	$69.52	4.9	$27,763

Expected to vest at September 30, 2021	269	$127.60	8.1	$1,891

	Year Ended September 30,
	2021	2020
Intrinsic value of options exercised	$14,640	$19,077
Cash received from exercise of options	7,190	9,350
Tax benefit from exercise of options	2,848	3,629
Fair value of options vested	3,892	3,765

As of September 30, 2021, there was $6,183 of total unrecognized share-based compensation expense related to unvested stock options. That cost is expected to be recognized over a weighted-average period of 2.5 years.

EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

The ESPP allows all full-time, and certain part-time, employees of our Company and its designated subsidiaries to purchase shares of our common stock through payroll deductions, subject to a maximum number of shares that a participant may purchase and a maximum dollar expenditure in any six-month offering period, and certain other criteria. The provisions of the ESPP allow shares to be purchased at a price no less than the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. We use the Black-Scholes model for estimating the fair value of ESPP purchases. The amount of ESPP expense recognized in fiscal 2021, 2020, and 2019 was not material. As of September 30, 2021, a total of 240 shares are available for purchase under the ESPP.

RESTRICTED STOCK, RESTRICTED STOCK UNITS (“RSUs”), AND PERFORMANCE SHARE UNITS (“PSUs”)

Under the OIP, employees and non-employees may be awarded shares of restricted stock or RSUs, which generally vest over a four-year period. Restricted shares under the OIP may be purchased and placed “on deposit” by executive officers pursuant to the 2001 Deposit Share Program. Shares purchased under this Deposit Share Program receive a 50% match in restricted shares that vest at the end of a three-year period, and are subject to forfeiture upon early withdrawal of the deposit shares. The fair value of our restricted stock and RSU awards represents the closing price of our common stock on the date of award. Share-based compensation expense related to restricted stock and RSU awards is recorded net of expected forfeitures.

PSU awards are granted to certain employees and fully vest upon certification of performance achieved with respect to the PSU following the third anniversary of the performance period, according to the terms and conditions of the relevant PSU award agreement. Stock-based compensation for the awards is recognized over a three-year period based on the number of PSUs expected to vest under the awards at the end of the performance period, which is determined using certain performance measures and is re-evaluated at the end of each fiscal year through the end of the performance period. In addition, the PSUs awarded may be subject to downward or upward adjustment depending on the total shareholder return achieved by the Company during the particular performance period related to the PSUs, relative to the total shareholder return of the S&P MidCap 400 Index, as specified in the respective PSU award agreement. We estimate fair value of the PSUs at award date by using a Monte Carlo simulation model.

A summary of the activity of the restricted stock awards, RSU awards, and PSU awards is presented below:

	Restricted Stock Awards and Units[1]	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2020	257	$104.83
Granted[2]	101	141.70
Vested	(117)	95.82
Forfeited	(8)	118.64
Nonvested at September 30, 2021	233	126.61

1.Includes PSUs.

2.Includes additional PSUs earned relating to the fiscal 2018 grant based on final performance factor.

	Year Ended September 30,
	2021	2020
Weighted average grant date fair value	$126.61	$104.83
Total fair value of restricted stock awards and units vested	$11,702	$7,481

As of September 30, 2021, there was $16,130 of total unrecognized share-based compensation expense related to unvested restricted stock awards and RSUs, including PSUs, under the OIP. That cost is expected to be recognized over a weighted-average period of 2.2 years.

SHARE-BASED COMPENSATION EXPENSE

Total share-based compensation expense and the classification of that expense in the Consolidated Statements of (Loss) Income is as follows:

	Year Ended September 30,
	2021	2020
Cost of sales	$2,970	$2,863
Research, development and technical	1,739	2,090
Selling, general and administrative	14,969	11,443
Tax benefit	(3,755)	(3,162)
Total share-based compensation expense, net of tax	$15,923	$13,234

Total gross share-based compensation expense is attributable to the following awards:

	Year Ended September 30,
	2021	2020
Stock Options	$4,722	$4,406
Restricted stock awards and restricted stock units	8,754	8,259
Performance share units	3,662	1,957
ESPP	2,540	1,774

17. EMPLOYEE RETIREMENT PLANS

DEFINED CONTRIBUTION PLANS

The Company has a 401(k) defined contribution plan covering employees in the U.S. The related expense totaled $8,962, $7,658 and $6,698 for the fiscal years ended September 30, 2021, 2020 and 2019, respectively. The Company’s United Kingdom and Singapore subsidiaries also make immaterial contributions to retirement plans that function as defined contribution retirement plans.

PENSION OBLIGATIONS IN FOREIGN JURISDICTIONS

The Company has defined benefit plans covering employees in Japan, South Korea, and France as required by local law. These plans are unfunded. A summary of these combined plans are:

	September 30,
	2021	2020
Projected benefit obligation	$12,176	$11,627
Accumulated benefit obligation	9,006	8,680
Pension cost included in Accumulated other comprehensive income (loss), net of tax	(927)	(764)
Weighted average discount rate	1.32%	1.32%
Weighted average rate of increases in future compensation levels	2.96%	3.01%

Benefit costs for the combined plans were $1,812, $1,403 and $1,345 in fiscal years 2021, 2020 and 2019, respectively, consisting primarily of service costs. Net service costs are included in Cost of sales and Operating expenses, and all other costs are recorded in the Other expense, net in our Consolidated Statements of (Loss) Income. Estimated future benefit payments are as follows:

Fiscal Year	Amount
2022	$446
2023	570
2024	568
2025	1,077
2026	842
2027 to 2031	5,190

18. INCOME TAXES

(Loss) income before income taxes was as follows:

	Year Ended September 30,
	2021	2020
Domestic	$(129,814)	$94,002
Foreign	75,020	79,345
Total	$(54,794)	$173,347

Taxes on income consisted of the following:

	Year Ended September 30,
	2021	2020
U.S. federal and state:
Current	$29,712	$20,733
Deferred	(39,609)	(7,048)
Total	(9,897)	13,685

Foreign:
Current	25,417	21,053
Deferred	(1,737)	(4,219)
Total	23,680	16,834
Total U.S. and foreign	$13,783	$30,519

61

The Provision for income taxes at our effective tax rate differed from the statutory rate as follows:

	Year Ended September 30,
	2021	2020
Federal statutory rate	21.0%	21.0%
U.S. benefits from research and experimentation activities	3.4	(1.5)
State taxes, net of federal effect	1.2	1.1
Foreign income at other than U.S. rates	(11.6)	1.7
Excess compensation	(3.3)	0.4
Share-based compensation	7.4	(2.2)
U.S. tax reform	-	-
Global Intangible Low Taxed Income (“GILTI”)	1.5	-
Foreign derived intangible income	14.4	(3.4)
Change in reserve positions	(11.1)	1.9
Goodwill impairment	(47.5)	-
Other, net	(0.6)	(1.4)
Provision for income taxes	(25.2)%	17.6%

The negative effective tax rate during fiscal 2021 in relation to the loss before income taxes of $54,794 was primarily attributable to the unfavorable impact of goodwill impairment charges related to PIM and wood treatment, partially offset by a tax benefit related to share-based compensation and foreign derived intangible income.

The decrease in the effective tax rate during fiscal 2020 was primarily attributable to the absence of a discrete charge recorded in fiscal 2019 related to the final regulations issued under the Tax Cuts and Jobs Act and the absence of unfavorable tax treatment of certain non-deductible costs related to the KMG Acquisition. Additionally, the tax rate was favorably impacted by the final tax regulations issued in July 2020, which provided for a high-tax exception for those jurisdictions subject to the GILTI tax, for which the Company qualified.

The following table presents the changes in the balance of gross unrecognized tax benefits during the last three fiscal years:

Balance September 30, 2018	$1,434
Additions for tax positions relating to the current fiscal year	271
Additions for tax positions relating to prior fiscal years	9,839
Balance September 30, 2019	11,544
Additions for tax positions relating to the current fiscal year	4,691
Additions for tax positions relating to prior fiscal years	140
Reduction for tax positions relating to prior fiscal years	(1,337)
Balance September 30, 2020	15,038
Additions for tax positions relating to the current fiscal year	5,288
Additions for tax positions relating to prior fiscal years	2,162
Reduction for tax positions relating to prior fiscal years	(113)
Balance September 30, 2021	$22,375

The entire balance of unrecognized tax benefits shown above as of September 30, 2021 and 2020, would affect our effective tax rate if recognized. Additions for tax positions of $5,288 recorded in the current fiscal year are mainly due to liabilities related to mix of jurisdictional earnings from intercompany transactions. Interest accrued and penalties charged to expense in fiscal years 2021, 2020 and 2019 was immaterial.

At September 30, 2021, the tax periods open to examination by the U.S. federal, state and local governments include fiscal years 2015 through 2021, and the tax periods open to examination by foreign jurisdictions include fiscal years 2016 through 2021. We do not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

Significant components of net deferred tax assets and liabilities were as follows:

	September 30,
	2021	2020
Deferred tax assets:
Employee benefits	$7,877	$8,920
Inventory	6,469	4,657
Accrued expenses	3,121	2,615
Share-based compensation expense	5,686	5,709
Credit and other carryforwards	9,647	5,803
Lease obligations	6,858	-
Interest rate swap	3,732	8,506
Other	579	1,238
Valuation allowance	(2,880)	(2,948)
Total deferred tax assets	$41,089	$34,500

Deferred tax liabilities:
Depreciation and amortization	$94,425	$131,237
Lease right-of-use assets	6,689	-
Withholding on transition taxes	4,696	4,156
Other	3,396	3,606
Total deferred tax liabilities	$109,206	$138,999

As of September 30, 2021, the Company had foreign and domestic net operating loss carryforwards (“NOLs”) of $28,243, which will expire over the period between fiscal years 2022 and 2041. We have recorded a tax-effected valuation allowance of $2,880 against the deferred tax assets related to certain foreign and U.S. federal and state NOLs, as well as on certain federal tax credit carryforwards. As of September 30, 2021, the Company had a U.S. federal and state tax credit carryforward of $1,325, which will expire beginning in fiscal years 2022 through 2031.

19. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS AND OTHER CONTINGENCIES

We periodically become a party to legal proceedings, arbitrations, regulatory proceedings, inquiries and investigations (“contingencies”) arising in the ordinary course of our business operations. The ultimate resolution of these contingencies is subject to significant uncertainty, and should we fail to prevail in any of them or should several of them be resolved against us in the same reporting period, these matters could, individually or in the aggregate, be material to our Consolidated Financial Statements. One of these contingencies, related to Star Lake Canal, which we assumed in connection with the KMG Acquisition, is discussed below. The ultimate outcome of these matters, however, cannot be determined at this time, nor can the amount of any potential loss be reasonably estimated, and as a result except where indicated no amounts have been recorded in our Consolidated Financial Statements.

In connection with the KMG Acquisition, through KMG-Bernuth as of the KMG Acquisition Date, we assumed a contingency related to the Star Lake Canal Superfund Site near Beaumont, Texas (“Star Lake”). In 2014, prior to the KMG Acquisition, the United States Environmental Protection Agency (“EPA”) had notified KMG-Bernuth that the EPA considered it to be a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, in connection with Star Lake. Although KMG-Bernuth has not conceded liability with respect to Star Lake, and has asserted to the EPA and other parties its defenses to any liability, KMG-Bernuth and seven other cooperating parties entered into an agreement with the EPA in September 2016 to complete a remedial design of the remediation actions for the site and recorded a reserve at that time. In the fourth quarter of fiscal 2021, an additional reserve for the anticipated remedial action phase, which will be performed under a separate future agreement, was established for $2,508, resulting in a total remaining reserve for the remediation of $2,711 as of September 30, 2021.

Separately, in fiscal 2019, a fire, which involved non-hazardous waste materials and caused no injuries, occurred at the warehouse of the wood treatment facility of our subsidiary KMG-Bernuth, Inc. (“KMG-Bernuth”), in Tuscaloosa, Alabama, which processes pentachlorophenol (“penta”) for sale to customers in the U.S. and Canada. KMG-Bernuth commenced and completed cleanup with oversight from certain local, state and federal authorities, and we recorded related expense and for disposal of affected inventory in Cost of sales. We recorded expense of $26, $1,551 and $9,494 for the years ended September 30, 2021, 2020, and 2019, respectively. Although we believe we have completed cleanup efforts related to the fire incident, there are potential other related costs that cannot be reasonably estimated as of this time due to the nature of federally-regulated penta-related requirements. In addition, we continue to work with our insurance carriers on possible recovery of losses and costs related to the fire incident. We received $1,076 and $468 of insurance recoveries during the years ended September 30, 2021 and 2020, respectively, which was recorded in Cost of sales. At this point we cannot reasonably estimate whether we will receive any additional insurance recoveries, or if so, the amount of such recoveries.

We also may face other governmental or third-party claims, or otherwise incur costs, relating to cleanup of, or for injuries resulting from, contamination at sites associated with this or other past and present operations. We accrue for environmental liabilities when a determination can be made that they are probable and reasonably estimable. Other than as described herein, we are not involved in any legal proceedings that we believe could have a material impact on our consolidated financial position, results of operations or cash flows.

In addition, our Company is subject to extensive federal, state and local laws, regulations and ordinances in the U.S. and in other countries. These regulatory requirements relate to the use, generation, storage, handling, emission, transportation and discharge of certain hazardous materials, substances and waste into the environment. The Company, including its KMG entities, manage Environmental, Health and Safety (“EHS”) matters related to protection of the environment and human health, the cleanup of contaminated sites, the treatment, storage and disposal of wastes, and the emission of substances into the air or waterways, among other EHS concerns. Governmental authorities can enforce compliance with their regulations, and violators may be subject to fines, injunctions or both. The Company devotes significant financial resources to compliance, including costs for ongoing compliance.

Certain licenses, permits and product registrations are required for the Company’s products and operations in the U.S., Mexico and other countries in which it does business. The licenses, permits and product registrations are subject to revocation, modification and renewal by governmental authorities. In the U.S. in particular, producers and distributors of penta, which is a product manufactured and sold by KMG-Bernuth as part of the wood treatment business, are subject to registration and notification requirements under the Federal Insecticide, Fungicide and Rodenticide Act and comparable state law in order to sell this product in the U.S. Compliance with these requirements may have a significant effect on our business, financial condition and results of operations.

We are subject to contingencies, including litigation relating to EHS laws and regulations, commercial disputes and other matters. Certain of these contingencies are discussed above and below. The ultimate resolution of these contingencies is subject to significant uncertainty, and should we fail to prevail in any of them or should several of them be resolved against us in the same reporting period, these matters could, individually or in the aggregate, be material to the Consolidated Financial Statements. The ultimate outcome of these matters cannot be determined at this time, nor can the amount of any potential loss be reasonably estimated, and as a result except where indicated no amounts have been recorded in our Consolidated Financial Statements.

INDEMNIFICATION

In the normal course of business, we are a party to a variety of agreements pursuant to which we may be obligated to indemnify the other party with respect to certain matters. Generally, these obligations arise in the context of agreements entered into by us, under which we customarily agree to hold the other party harmless against losses arising from items such as a breach of certain representations and covenants including title to assets sold, certain intellectual property rights and certain environmental matters. These terms are common in the industries in which we conduct business. In each of these circumstances, payment by us is subject to certain monetary and other limitations and is conditioned on the other party making an adverse claim pursuant to the procedures specified in the particular agreement, which typically allow us to challenge the other party’s claims.

We evaluate estimated losses for such indemnifications under the accounting standards related to contingencies and guarantees. We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not experienced material costs as a result of such obligations and, as of September 30, 2021, have not recorded any liabilities related to such indemnifications in our financial statements as we do not believe the likelihood of such obligations is probable.

PURCHASE OBLIGATIONS

Purchase obligations include take-or-pay arrangements with suppliers, and purchase orders and other obligations entered into in the normal course of business regarding the purchase of goods and services. We have been operating under an abrasive particle supply agreement, the current term of which runs through December 2022. As of September 30, 2021, purchase obligations include $11,030 of contractual commitments related to this agreement. In addition, we have a purchase commitment of $15,133 to purchase non-water based carrier fluid.

20. (LOSS) EARNINGS PER SHARE

	Year Ended September 30,
	2021	2020
Numerator:
Net (loss) income available to common shares	$(68,577)	$142,828

Denominator:
Weighted average common shares	29,126	29,136
Weighted average effect of dilutive securities	-	444
Diluted weighted average common shares	29,126	29,580

(Loss) earnings per share:
Basic	$(2.35)	$4.90
Diluted	$(2.35)	$4.83

For the year ended September 30, 2021, no dilutive shares were calculated, as the inclusion of 416 dilutive potential common shares in a net loss situation would be anti-dilutive.

Shares excluded from the calculation of Diluted (loss) earnings per share as their inclusion would have been anti-dilutive under the treasury stock method are as follows:

	Year Ended September 30,
	2021	2020
Outstanding stock options	25	102

21. SEGMENT REPORTING

We identify our segments based on our management structure and the financial information used by our chief executive officer, who is our chief operating decision maker, to assess segment performance and allocate resources among our operating units. We have the following two reportable segments:

ELECTRONIC MATERIALS

Electronic Materials includes products and solutions for the semiconductor industry and consists of our CMP slurries business, CMP pads business, electronic chemicals business, and materials technologies business, which comprises the ITS business.

PERFORMANCE MATERIALS

Performance Materials consists of our PIM business, wood treatment business, and QED business.

Our chief operating decision maker evaluates segment performance based upon revenue and segment adjusted EBITDA. Segment adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, adjusted for certain items that affect comparability from period to period. These adjustments include acquisition and integration-related expenses, certain costs related to the KMG-Bernuth warehouse fire, net of insurance recovery, the impact of fair value adjustments to inventory acquired from KMG, impairment charges, net restructuring charges related to the wood treatment business, a charge for an environmental accrual and costs related to the Pandemic, net of grants received. We exclude these items from earnings when presenting adjusted EBITDA because we believe they are not indicative of a segment’s regular, ongoing operating performance. Adjusted EBITDA is also the basis of a performance metric for our fiscal 2021 Short-Term Incentive Program. In addition, our chief operating decision maker does not use assets by segment to evaluate performance or allocate resources, and therefore, we do not disclose assets by segment.

The two segments operate independently and serve different markets and customers, as a result there are no sales between segments. Revenue from external customers by segment are as follows:

	Year Ended September 30,
	2021	2020
Segment Revenue:
Electronic Materials:
CMP slurries	$546,959	$480,617
Electronic chemicals	330,761	316,253
CMP pads	95,335	85,954
Materials technologies	11,657	-
Total Electronic Materials	$984,712	$882,824

Performance Materials:
PIM	$106,810	$141,503
Wood treatment	73,188	62,655
QED	35,121	29,288
Total Performance Materials	$215,119	$233,446

Total	$1,199,831	$1,116,270

Capital expenditures by segment are as follows:

	Year Ended September 30,
	2021	2020
Capital Expenditures:
Electronic Materials	$28,272	$26,536
Performance Materials	4,094	84,634
Corporate	9,381	11,344
Total	$41,747	$122,514

Adjusted EBITDA by segment is as follows:

	Year Ended September 30,
	2021	2020
Net (loss) income	$(68,577)	$142,828
Interest expense, net	38,360	41,840
Income taxes	13,783	30,519
Depreciation and amortization	132,170	127,737
EBITDA	115,736	342,924
Impairment charges	230,392	2,314
Acquisition and integration-related expense	10,115	10,852
Environmental accrual	2,508	-
Costs related to KMG-Bernuth warehouse fire, net of insurance recovery	(1,050)	1,083
Costs related to the Pandemic, net of grants received	489	849
Charge for fair value write-up of acquired inventory sold	-	-
Net costs related to restructuring of the wood treatment business	123	(221)
Consolidated adjusted EBITDA	$358,313	$357,801

Segment adjusted EBITDA:
Electronic Materials	$323,827	$299,037
Performance Materials	87,961	106,797
Unallocated corporate expenses	(53,475)	(48,033)
Consolidated adjusted EBITDA	$358,313	$357,801

The unallocated portions of corporate functions, including finance, legal, human resources, information technology, and corporate development, are not directly attributable to a reportable segment.

22. FINANCIAL INFORMATION BY GEOGRAPHIC AREA

Revenues are attributed to the U.S. and foreign regions based upon the customer location and not the geographic location from which our products were shipped. Financial information by geographic area was as follows:

	Year Ended September 30,
	2021	2020
Revenue:
North America	$405,426	$399,993
Asia	631,904	546,866
Europe, Middle East, and Africa	161,861	169,099
South America	640	312
Total	$1,199,831	$1,116,270
Property, plant and equipment, net[1]:
North America	$246,413	$250,895
Asia	63,242	66,872
Europe	45,116	44,300
Total	$354,771	$362,067

1.No individual countries other than the U.S. have material Property, plant and equipment

The following table shows revenue from sales to customers in foreign countries that accounted for more than 10% of our total revenue:

	Year Ended September 30,
	2021	2020
Revenue:
China	$157,876	$113,570
South Korea	143,737	127,972
Taiwan	138,852	133,059

*Not a country with more than 10% revenue.

23. VALUATION AND QUALIFYING ACCOUNTS

The following table sets forth activities in our allowance for credit losses:

Allowance For Credit Losses	Balance At Beginning of Year	Amount of Charge (Benefit) To Expenses	Deductions and Adjustments	Balance At End of Year
Year ended:
September 30, 2021	$583	$76	$(132)	$527
September 30, 2020	2,377	(1,122)	(672)	583

The following table sets forth activities in our valuation allowance on certain deferred tax assets:

Valuation Allowance	Balance At Beginning of Year	Amounts Charged To Expenses	Deductions and Adjustments	Balance At End of Year
Year ended:
September 30, 2021	$2,948	$472	$(540)	$2,880
September 30, 2020	2,565	658	(275)	2,948

MANAGEMENT RESPONSIBILITY

The accompanying Consolidated Financial Statements were prepared by the Company in conformity with accounting principles generally accepted in the United States of America. The Company’s management is responsible for the integrity of these statements and of the underlying data, estimates and judgments.

The Company’s management establishes and maintains a system of internal accounting controls designed to provide reasonable assurance that its assets are safeguarded from loss or unauthorized use, transactions are properly authorized and recorded, and that financial records can be relied upon for the preparation of the Consolidated Financial Statements. This system includes written policies and procedures, a code of business conduct and an organizational structure that provides for appropriate division of responsibility and the training of personnel. This system is monitored and evaluated on an ongoing basis by management in conjunction with its internal audit function.

The Company’s management assesses the effectiveness of its internal control over financial reporting on an annual basis. In making this assessment, management uses the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework (2013). Management acknowledges, however, that all internal control systems, no matter how well designed, have inherent limitations and can provide only reasonable assurance with respect to financial statement preparation and presentation. In addition, the Company’s independent registered public accounting firm evaluates the Company’s internal control over financial reporting and performs such tests and other procedures as it deems necessary to reach and express an opinion on the fairness of the financial statements.

In addition, the Audit Committee of the Board of Directors provides general oversight responsibility for the financial statements. Composed entirely of Directors who are independent and not employees of the Company, the Committee meets periodically with the Company’s management, internal auditors and the independent registered public accounting firm to review the quality of financial reporting and internal controls, as well as results of auditing efforts. The internal auditors and independent registered public accounting firm have full and direct access to the Audit Committee, with and without management present.

/s/ David H. Li

David H. Li

Chief Executive Officer

/s/ Scott D. Beamer

Scott D. Beamer

Chief Financial Officer

/s/ Jeanette A. Press

Jeanette A. Press

Principal Accounting Officer